Exhibit 10.2

January 23, 2015

[NOTEHOLDER]

[ADDRESS]

Dear [NOTEHOLDER],

In my December 11, 2014 communication to you, I told you that Safety Quick Lighting & Fans Corp. (the “Company”, “we”, “us” or “our”) was scheduled to make its first interest payment under the Secured Convertible Promissory Note dated November 26, 2013 (the “Note”) issued to [NOTEHOLDER] on the one year anniversary of the date that you submitted payment for your Note. In the communication, among other things, we requested that you grant the Company a grace period (the “Extension”), deferring the Company’s obligation to make payment of the interest that was due to you under the Note as of November 26, 2014 (the “Interest Due”) until February 24, 2015, during which time the deferment of interest payment would not be considered an Event of Default as defined in the Note. In return for granting the Extension, we offered to capitalize the Interest Due at a rate of 12% (the “Additional Interest”) and offered you the right to convert the Additional Interest into shares of the Company’s common stock at the conversion price of $0.25 per share any time up to and including February 24, 2014.

We sought the Extension to provide sufficient time to formulate my strategic plan for the roll-out of products using our patented technology and in an effort to conserve capital as we advance the commercialization of our technology and products. The Extension does not alter the amount of interest due to you under your Note; it only modifies the timing of payments.

On December 11, 2014, we also sent to you an Agreement and Waiver signed by the Company to effectuate the Extension and the Additional Interest (the “Agreement & Waiver”), and asked that you return a signed copy if you were in agreement with its terms. [By this letter, we acknowledge receipt of your signed Agreement & Waiver.][Enclosed is a signed Agreement & Waiver, please return a copy in the enclosed self-addressed return envelope if you agree with its terms.][We received notice from you in [DATE], declining the Agreement & Waiver and indicating your preference to receive the Interest Due in cash, which was paid to you in the amount of [AMOUNT].]

As we have discussed with some of the Note holders, and as is more fully described in the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 1, 2014, as amended, and declared effective on October 22, 2014, the following penalties due to you have accrued under the Registration Rights Agreement between the Company and you (the “RRA”) as a consequence of the Company’s inability to file the Registration Statement and have it declared effective by the dates set forth in the RRA.

	Amount ($)	Equivalent Shares

Principal Investment	$[AMOUNT]	[SHARES]

[ ]% Interest Due as of November 26, 2014	$[AMOUNT]	[SHARES]
Penalty for Late Registration Filing [1]	$[AMOUNT]	[SHARES]
Penalty for Late Registration Effectiveness [2]	$[AMOUNT]	[SHARES]
Total Penalties and Interest	$[AMOUNT]	[SHARES]

Please note, if you signed and delivered to the Company the Agreement & Waiver, the Additional Interest, not listed above, will also accrue on the Interest Due at a rate of 12% until paid in shares of the Company’s common stock, or in cash if you have so elected, on or about February 24, 2015.

The Company invites you to convert the Interest Due into [SHARES] shares of the Company’s common stock, and the penalties for Late Registration Filing and Late Registration Effectiveness accrued under the RRA into [SHARES] shares of the Company’s common stock, in lieu of cash as payment, at the conversion price of $0.25 per share.

While this invitation will remain open until February 24, 2015, we ask that you respond promptly by indicating whether you accept or decline the Company’s invitation below, and returning one fully executed copy of this letter in the enclosed self-addressed return envelope. We also ask that you scan a copy of the fully executed letter and email it to [CONTACT].

If you accept the Company’s invitation to receive shares of the Company’s common stock in lieu of cash for the Late Registration Filing and Late Registration Effectiveness accrued under the RRA, we will instruct the Company’s transfer agent to issue the shares to you within thirty (30) days following February 24, 2015.

This letter agreement may be executed in separate counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original but together shall constitute but one and the same instrument.

1	This amount reflects penalties accrued under the RRA. Because the Company was unable to file its Registration Statement with SEC by the Mandatory Filing Date (as defined in Section 2(a) of the RRA), penalties equal to 2% of the aggregate gross proceeds of your Note accrued for each 30 day period until the Registration Statement was filed with the SEC on August 1, 2014.
2	This amount reflects penalty interest accrued under the RRA. Because the Company was unable to have its Registration Statement declared effective by the SEC by the Mandatory Effectiveness Date (as defined in Section 2(a) of the RRA), the interest rate of your Note increased by 2% each 30 day period until the Registration Statement was declared effective on October 22, 2014.

On behalf of our management team and our Board of Directors, thank you for your investment in Safety Quick Lighting & Fans Corp. As noted in our December 19, 2014 conference call, the Company has entered its commercialization phase, and we look forward to keeping you abreast of its progress.

Sincerely,

/s/ John P. Campi
John P. Campi, Chief Executive Officer
Safety Quick Lighting & Fans Corp.

AGREED AND ACCEPTED BY:

[ENTITY]

I, [NAME, an authorized representative of NOTEHOLDER], __ accept / __ decline (please check one) the Company’s invitation, and instruct the Company to convert the Interest Due under the Note into [SHARES] shares of the Company’s common stock, in lieu of cash as payment, at the conversion price of $0.25 per share and pursuant to the terms hereof.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

[ENTITY]

I, [NAME, an authorized representative of NOTEHOLDER], __ accept / __ decline (please check one) the Company’s invitation, and instruct the Company to convert the penalties for Late Registration Filing and Late Registration Effectiveness accrued under the RRA into SHARES] shares of the Company’s common stock, in lieu of cash as payment, at the conversion price of $0.25 per share and pursuant to the terms hereof.

By:
Name:
Title: